THERAGENICS CORPORATION®

Operator:	Good morning. At this time I would like to welcome everyone to the Theragenics second quarter 2003 earnings conference call. All lines have been placed on mute to prevent any background noise. After the speaker’s remarks there will be a question and answer period. If you would like to ask a question during this time, simply press star, then the number one on your telephone keypad. If you would like to withdraw your question, press the pound key.

At this time I would like to turn the call over to Mr. James MacLennan, CFO and Treasurer of Theragenics. You may begin, sir.

James MacLennan:	Good morning, and welcome to Theragenics second quarter 2003 conference call. My name is James MacLennan. I'm the Chief Financial Officer and Treasurer of Theragenics. Joining me later in the call will be Ms. Christine Jacobs who is the Chairman, Chief Executive Officer, and President of Theragenics.
Earlier today Theragenics released financial results for its quarter ended June 30th, 2003. If you have not received this news release or if you would like to be added to either our fax or e-mail distribution lists, please call the Theragenics investor relations department at 800-998-8479 or 770-271-0233.

This call is also being broadcast over the Internet, and a recording will be available for the next two weeks on the company’s website. To access the webcast, please log onto www.theragenics.com, and select the investor relations button followed by selecting the overview button. Also, you can listen to a recording of the call beginning today at 2:00 p.m. until midnight July 25th, 2003 by calling 800-642-1687 or 706-645-9291 and entering the conference ID code which is 1586706.

Before we begin the call, I must remind you that the comments made during this conference contain forward-looking statements that involve risks and uncertainties regarding Theragenics’ operations and future results. Please see our press release issued today, the company’s filings with the Securities and Exchange Commission including, without limitation, the company’s Form 10-K and Forms 10-Q which identifies specific factors or events that may cause actual results to differ materially from those described in the forward-looking statements.

The brachytherapy marketplace continued to demonstrate disruptive behavior this quarter. This information was discussed during the last several quarterly conference calls. Although consolidation with the industry has continued to move ahead, there still appears to be considerable pricing pressure in the market. Most of this information and this pressure primarily seems to involve iodine seeds.

So what does this mean for Theragenics? Our business and marketing strategy continues to rely on providing the highest quality product supported by value added ancillary services. We believe that Theragenics exhibits a combination of manufacturing, marketing, and reimbursement advocacy activities that make us unique within the brachytherapy industry.

We broadened our offering even further this year by acquiring an iodine seed business. We did this to provide our customers with both types of seeds and also to give our specialists wider field access. Chris will elaborate on these activities later on in the call.

With the value and costs associated with these activities, we’re encouraged that our average selling price in the second quarter of this year was steady compared to the first quarter of 2003. In fact, our average selling price in the second quarter was slightly higher than last quarter. Plus the fact that our direct sales, as a percentage of total sales, increased in the second quarter of 2003 compared to the second quarter of 2002.

So our unit pricing was stable, our direct sales contribution increased, and sales through one of our two distributors increased a little in the quarter. Conversely, though, one of our other distributors recently acquired our third and fourth largest distributors. So while this time last year we had four distributors representing us in the field, we’re now down to two. The result, because of the distributor reshuffle and general market discounting, total sales through distributors declined significantly in the second quarter. Yes, performance of our distributors has been unpredictable, and I will not speculate as to why this is. But the bottom line is the largest portion of Theragenics’ sales decline during the second quarter of 2003 appeared to be attributable to sales through a particular distributor.

Let’s step back at this point and remember that the second quarter of 2003 was also unusual. Three major medical meetings took please, and activity was down in the brachytherapy marketplace. Although it’s impossible to quantify the impact of these individual factors, we know that each had an affect on sales volumes. We do know that the combined impact of the three major medical meetings held this past quarter kept the doctors out of their offices and not performing procedures for extended periods. Compounding this, the various holidays in the second quarter meant in total that there were at least 6 weeks out of 13 in the quarter where doctors were below their normal activity levels.

Adding to these measures of activity was the fact that through the second quarter uncertainty continued relative to reimbursement. We cannot compute the dollar and cents effect of this impact, but we do believe it to have had a negative effect on sales in the quarter.

So what are we doing about all of this? Later in the call Ms. Jacobs will reiterate our plan and describe progress made.

Now to the numbers. For the quarter ended June 30th, 2003, revenues were $8.9 million, a 20% decrease compared to revenues of $11.1 million in the same period of last year. And total Theraseed unit sales in the quarter were also about 21% compared to the 2002 second quarter. Although we hear some industry players are severely discounting prices, as I stated, unit prices for Theraseed held fairly steady showing a small increase compared to the last reported quarter. Most of the pricing pressure in the market appears to be related to iodine based products.

Sales of our I-Seed iodine product this quarter continued as planned. But, as we’ve laid out previously, we anticipate that this effort will ramp up significantly in the first quarter of 2004, assuming our own line of iodine seed manufacturing equipment is up and running on time here in Buford. The process of moving the equipment from Berlin continues on schedule and within budget.

For the six month period, revenues were $20.1 million compared to $22.7 million in 2002, representing a decrease of 11.5%. And as in the second quarter, the decrease in distributor sales accounted for the largest portion of the decline. Our net income for the quarter was $.01 per share compared to net income of $.06 per share in the second quarter of 2002. For the six month period, net income was $1.3 million or $.04 per share compared to $4.5 million or $.15 per share in the prior year to date.

Gross margin for the quarter was 56% compared to 67% in the same quarter of last year. and for the six month period, gross margin was 58% compared to 68%. Due to the fact that Theragenics is a completely vertically integrative manufacturer, margins are clearly put under pressure when volumes reduce.

SG&A expenses, selling, general, and administrative in the quarter amounted to $3.2 million versus $3.6 million for the same period last year, an 11% reduction driven partially by lower selling expenses.

For the half year period, SG&A was $6.6 million compared to $6.7 million in the first half of last year. And bear in mind that this reduction in SG&A was achieved in the face of a large increase in insurance costs, as most companies are reporting in today’s environment and as also discussed in prior conference calls.

Clearly, our expense numbers indicate that costs are under control at Theragenics. Research and development expenses were $1.6 million in the quarter or 18% of sales compared to $1.3 million or 11% of sales last year. For the first half of the year, R&D expenses were 3.1 million or 16% of sales compared to 2.2 million in the prior year. The majority of these costs relate to our ongoing therapy clinical trial, which will be discussed in more detail later in the call.

Cash flow from operations was $1.7 million in the quarter. This resulted in a cash and short term investment balance of $70 million as of June 30th. We continue to investigate avenues to utilize some portion of this cash to make strategic investments that will improve overall return to shareholders. Obviously we will report on such initiatives when we’re in a position to do so.

And with that, I will turn the call over to Chris Jacobs for her comments.

Christine Jacobs:	Thank you, James. Good morning. My comments this a.m. are going to cover three main areas. Thereafter we're going to open the call up for questions.

James has already covered the quarterly financial results and the disruptive market conditions that we’re facing, so I’m not going to rehash these. First I will discuss what’s been going on in the brachytherapy arena. Then I’m going to talk about the achievements that Theragenics has made over the past three months and, lastly, to provide you with a recap of the diversification efforts.

Now our experience this quarter served to reinforce our resolve and confirms the fact that our stated strategy of building a direct sales force to promote our own premium product is the right one. Indeed, we will service our product and do it ourselves if the distributors are unable to promote it properly.

But distributor performance is not the whole story this quarter. Our brachytherapy specialists in the field made very nice progress this quarter. Fourteen new accounts were established, 18 accounts were reactivated after at least 12 months of inactivity. While some of the accounts became in-house customers at Theragenics, others were distributor accounts in which our specialists prompted a fresh look at Theraseed usage. Our field folks are relatively new, and we look forward to more and continued success from them.

To this end, I have personally travelled with our field specialists during the past few months. I have watched our specialists convert accounts by use of their medical accumen and supportive data. One such sale was a high volume, 100% iodine seed account. We presented our favorable clinical data and our value added services, and the customer is now 100% Theraseed in-house account.

Our clinical specialists are also supported in their efforts by ancillary services provided to our direct in-house customers such as reimbursement assistance provided in our physician kit. This kit is backed up by an established reimbursement firm with more experience than any other current company. And what we do here is to help our doctors sort out the maze of reimbursement and coding. Also, our sales folks organization have been supported in their efforts by our direct to consumer marketing campaign. We continue to invest in this campaign, and our new refocused ads are beginning to appear in publications across the country. You might see them in magazines like the AARP, the Acumen’s, and the Smithsonian. They’re now carrying our ads.

We believe there is still much room for growth in this market for those companies willing to invest the time and the resources to grow the industry. I have seen and heard customers’ complaints this quarter. Deep discounting will never work long term when a doctor believes and needs his practice supported. Selling the cheapest seed to an empty waiting room is a trade off that few doctors relish. Theragenics believes that as a strong, long term player, the best strategy is for us to stand fast, evaluate the opportunities from a position of strength. One quarter’s results do not indicate any clear winner or loser in this field, and it’s way too soon.

There’s some very positive developments this quarter in our quest for legislative fix on reimbursement. As you may recall, we told you last quarter that several members of the House of Representatives introduced bill #HR1182 into the House. Recently that language was included in the House Medicare bill. This was a big step in the right direction for us and for the industry.

In addition, placeholder language on this matter was included in the Senate Medicare bill. While we’re unable to predict the outcome of the Senate and House debate, we remain hopeful that our efforts are going to succeed and we’re vigilant in our mission. But know this. We have a lot of people in Washington right now that are pulling for this cause. Some of you may have seen the recent favorable press that we received last week. I think it was page A4 of The Wall Street Journal on Monday. The article outlined our cause and the help that we had received. As you follow the Medicare bill through conference, know that we are in both the House and the Senate renditions and that we’re going to do all we can to see that it is passed. We were able to do this good work because of the resources that we have, the patients that have helped us and our position and reputation in the industry, and because we are known as a company with integrity.

Who wins if the bill is passed? Well, the entire industry, the entire brachytherapy industry for one, but also U.S. Healthcare in general by raising awareness and availability of a treatment for prostate cancer. Yes, we have been helped by most of the other industry players, but your company has been the lead and the instigator of the bill.

Also this quarter we seamlessly completed the transition involved in moving our cancer information center from an in-house department to an outside team of highly experienced, trained, health care professionals at Telerex [PHONETIC] which is a subsidiary of Merck Pharmaceuticals. This team completed an extensive training program both at Theragenics and in the field. This past quarter we mailed out 1200 information packets to perspective patients. This investment that we have made to provide access to medically trained individuals to help prostate cancer patients and their families is yet another example of the services that we’re providing to the doctors who deal with us direct and to the patients.

Before I move on to the diversification section, I’d like to put our strategy into perspective for you. This year we bought an iodine business. We now have both iodine and palladium isotopes to sell. We decided to market and sell our product direct. We invited our distributors to promote our premium product, a product which, by the way, has been showed to reduce morbidity and duration of symptoms after the implant. But if they don’t want to do it and they don’t want to promote it, fine. We plan to do it ourselves. We’re now the only stand alone company that knows how this industry was started, grown, and matured. We understand how to create demand among patients and that physicians need support against the surgical solution. We identified this market as disruptive long before anybody else did, and we told you it wasn’t going to turn around overnight, and it isn’t.

What I do know is that I’ve been in the field among the doctors, and they still respond to value propositions. They want more from their seed companies than low prices, and they don’t like change. That leaves us in a bit of a sweet spot of expertise. That leaves Theragenics right where it needs to be. Will it result in a one quarter phenomenon? No. Never. It’s about time and talent, and we have both.

Now moving on to diversification. This quarter Theragenics signed another contract that’s going to make use of the PSP assets in Oak Ridge, Tennessee. This agreement is with UT-Patel [PHONETIC], a partnership between the University of Tennessee and Patel that manages the Oak Ridge National Laboratories for the U.S. Department of Energy. Under this contract Theragenics will demonstrate the PSP’s capabilities. Patel is going to use these materials and experiments designed to determine their effectiveness in a fuel life extender for nuclear power generation.

The elements that we’re going to be producing include certain isotopes of dysprosium and erbium. These exotic sounding materials are part of a group of elements commonly referred to as rare earth, which the PSP is particularly well suited to produce. This contract calls for feasibility runs designed to validate the PSP’s capabilities. While this preliminary sale will not have a material impact on revenue or earnings, these runs will help us find the applications that make the best use of the PSP. Opportunity, economics, and the PSP’s performance will dictate our future focus in isotope production.

Now onto this clinical trial. Our clinical trial to evaluate a catheter based palladium 103 source for the prevention of restenosis following balloon angioplasty in the femoral popliteal arteries is continuing. To date nine patients have been treated at the Fuqua Heart Center [PHONETIC] at Piedmont Hospital and St. Joseph’s Hospital in Atlanta. To increase the enrollment speed, a third center is under consideration for this 30 patient trial. If you remember last quarter that I told you the enrollment was running a little bit slow. The trial end point for these 30 patients is 6 months, but patients will be followed for one year post study end point. The first few patients enrolled in January will reach their trial end point this month.

On another front, progress continues towards the submission of an investigational device exemption. That’s an IDE to the FDA. To begin a trial evaluating the safety and the efficacy of a palladium 103 base device, it would be used for the treatment of the wet forum of age related macular degeneration. Theragenics expects to file an IDE application with the FDA late this year and begin trials in humans in early 2004.

Additionally, remember the PSP in its original purpose? It was to give us the palladium output of an additional 15 to 20 cyclotrons. If any of these palladium based, human clinical trials proves effective, we’re going to need more material. In 2003 the price of raw nonradioactive palladium fell to a five year low, so we purchased $500,000 worth of palladium this past quarter in an effort to enjoy the low cost and based on the expectation of needing it. So the point is for the first time in Theragenics’ 23 year history, we were able to buy our raw, nonradioactive palladium from a U.S. mine in a U.S. mining company. It’s not Russian, it’s not South African, it’s U.S. And we’re very proud of this.

Now to close, I told you what didn’t go so well this quarter, and then told you what went really well, so we appreciate your attention. And James and I are now going to take your questions. Thank you.

James MacLennan:	Before we begin the question and answer session, let me point out that Tracy Culver, who is our
General Counsel and also our reimbursement expert, is currently in Washington DC. She's getting ready to attend a Senate meeting starting at 12 noon. However, she is available on this call and will be on until approximately 11:45. So we respectfully ask that any questions relating to reimbursement be taken first to accommodate Tracy's schedule. Do we have any questions on the line?

Operator:	At this time we will now take Q and A questions from the participants with questions concerning reimbursements. Please press star, one on your telephone keypad. We'll pause for just a moment to compile the Qand A roster.
Question:	I just had a question about the value added services that you mentioned several times on the call that differentiates Theragenics from the competitors. I was wondering if you could comment more about what Theragenics offers to convert them over.
Christine Jacobs:	Well, the first thing we offer them, these are medically trained folks that are coming from hospital backgrounds. They understand the language, they speak the same language, and they can spell the same words as the physicians. That's number one. Number two, we are providing reimbursement assistance. Remember I talked about empty waiting rooms and all the rest of that. And with this reimbursement company that we've got is taking a fresh look at reimbursement. They've got years of experience. We're thrilled with what this team has done and, indeed, are finding several circumstances in the field where physicians are operating under misguided information that we've been able to refute, turn around, show the physician where the numbers and the codes apply in both stand alone surgery centers and hospitals. In some instances we've reimbursement coding and some of the them how to save money along the way dollar, and I think, James, we state

Christine Jacobs:	Well, the first thing we offer them, these are medically trained folks that are coming from hospital backgrounds. They understand the language, they speak the same language, and they can spell the same words as the physicians. That's number one.

Number two, we are providing reimbursement assistance. Remember I talked about empty waiting rooms and all the rest of that. And with this reimbursement company that we've got is taking a fresh look at reimbursement. They've got years of experience. We're thrilled with what this team has done and, indeed, are finding several circumstances in the field where physicians are operating under misguided information that we've been able to refute, turn around, show the physician where the numbers and the codes apply in both stand alone surgery centers and hospitals. In some instances we've gone and met with administrators and proven to them that the reimbursement coding and some of the information that they have has been incorrect. We showed them how to save money along the way. We also backed these physicians up with a multi million dollar, and I think, James, we stated we're going to spend, what, $4 million -- Four million.

Christine Jacobs:	Well, the first thing we offer them, these are medically trained folks that are coming from hospital backgrounds. They understand the language, they speak the same language, and they can spell the same words as the physicians. That's number one.
Number two, we are providing reimbursement assistance. Remember I talked about empty waiting rooms and all the rest of that. And with this reimbursement company that we've got is taking a fresh look at reimbursement. They've got years of experience. We're thrilled with what this team has done and, indeed, are finding several circumstances in the field where physicians are operating under misguided information that we've been able to refute, turn around, show the physician where the numbers and the codes apply in both stand alone surgery centers and hospitals. In some instances we've gone and met with administrators and proven to them that the reimbursement coding and some of the information that they have has been incorrect. We showed them how to save money along the way. We also backed these physicians up with a multi million dollar, and I think, James, we stated we're going to spend, what, $4 million.
James MacLennan:	Four million
Christine Jacobs:	-- in direct to consumer advertising in an effort to create demand among patients. We are also one of the few companies that are investing in clinical trials. I am still interestedin data. There are physicians out there with great cohorts of patients that for one reason or another have not been able to collaborate or put the data together. These clinical specialists have budgets and availability to support clinical trials. And then we've got that outside, direct to consumer -- this cancer information center move to TelereX has been, well, it's been very rewarding for us. For the most part we've got oncology nurses, registered nurses, registered technologists on the other end of the phone. And, you know, we've had 1200 patients ask us for help this month. I don't know of a comprehensive value added program that comes new this one. So thanks for asking. I could probably go on for another five minutes. I'm just hitting the high points.
Question:	Couple quick reimbursement questions first. What is the, and, again, best guess estimate, of kind of time line for resolution on this? Tracy, can you handle that one please?

Tracy Culver:	I can only tell you what we are hearing out of Washington, and that is although the President was very hopeful that the Senate and House would be able to reach agreement by the end of this month, it now appears that is not going to happen. Looks like it will be early November, late November. If we get lucky, maybe October. But that's what we're hearing from the Senators and the Representatives up here in DC. It looks like the fall.
Question:	Okay. Now help me understand the shortfall in terms of reimbursement dollars in terms of what, you know, someone actually gets reimbursed for by Medicare now for a palladium procedure versus kind of the actual cost of the procedure. I'm trying to get a sense of kind of what would be that windfall for you if, you know, full pass through is implemented.
Tracy Culver:	Well, actually, the way to look at this is really not in terms of a windfall or how much more money prostate brachytherapy seeds receive. It's actually sort of an apples to oranges comparison. The system right now is set up such that seeds and the cost for the procedures and the needles and the catheters are all bundled into one code, and CMS said this is how much we're going to pay you. Okay? What we have asked for, the industry has asked for and Theragenics has asked for is for them to go back to the system th that is we've asked the government t seeds on an as order basis. In othe they would get paid for those seeds system of reimbursement that fairly

Question:	Okay. Great. Switching gears back to the business, who are your two distributors right now?

James MacLennan	Our two distributors today, are Bard and Amersham.

Question:	How would you characterize your current relationship with each one of those?

James MacLennan:	Very good.
Question:	Okay. And then the distributor that purchased your third and fourth distributor, when did that occur?

James MacLennan:	The events have happened in the course of the last six months. One of those transactions was publicly released, the other was not. So I really don't feel at liberty to discuss that. I also don't have a lot of information on it, either than that we know, of course, that the events happened
Question:	Who was the acquirer though? Who was the distributor that --
James MacLennan:	In one case the acquirer was Bard. The other one is the event that was not publicly released.
Question:	And the Bard, was that the Sourcetech, or was that something --
James MacLennan:	Bard acquired Sourcetech in the quarter too. Sourcetech was not a distributor of ours.
Question:	Do you provide any sort of sales breakdown between the iodine and the palladium sales?
James MacLennan:	We do not.
Question:	Just a general characterization of percentage of revenue by the channel, be it distributor versus direct sales

James MacLennan:	I can't give you that. We have provided one of those numbers in the previous quarter. All we've ever broken out is the percentage of our units that were represented by our direct sales force, our in-house sales force as opposed to the distributor. And in the second quarter of 2003, that percentage was a little over 20%. The comparative number for last year, which may or may not have been discussed in this call was 18%
Question:	On the advertising fronts, how much, you know, -- is it fair to say you're going to be using the same dollars as you did last year, but you just have better, more targeted, direct means this year?
James MacLennan:	That would be a true statement. The dollars -- the budget is similar. It will probably be a tad higher than it was last year. We have engaged a new advertising company. We have developed a completely new advertising program, which we're very excited about. And we'd encourage anybody who's interested to go and look at some of those publications and see these ads
Christine Jacobs:	Those ads are getting edgier and edgier. And I think what I would say is we're getting smarter on focusing where we want that dollar to go
Question:	I have a question that might be related to reimbursements. Recently on CNBC, they had a gentleman scuffling about the different bills in the House and the Senate for --
Christine Jacobs:	Yes.
Question:	And they kind of are saying that the democrats have their one bill and the republicans have another bill. The commentary was kind of leaning to the republicans just don't get it. They're kind of leaning towards privatization. What is your feeling about do you see this happening at some point in the future, privatizing? They're saying that doctors are double billing, triple billing, and there's kind of a lot of fraud involved in price fixing and that it really doesn't work when you try to price fix
Christine Jacobs:	Well, you know, Tracy, I'll let you jump in, but this is not basically specific about this. First of all, where we are is we're in the Senate rendition of the Medicare reform bill, and we're in the House rendition, so language about brachytherapy is in both. Yes, the republicans are the prevailing political group right now, but it is a bill that's supported by both republicans and democrats alike. So it's not a partisan thing. And the support for us in brachytherapy and our issue has been across all political lines. That's the beauty of this amendment and us being part of the Medicare Reform Act right now because it is a non partisan issue that's sitting there to be passed for the benefit of citizens, and we've not landed on one side of a political campaign or another Now in asking my opinion about the state of health care and privatization, I think there is no surprise that when you read this bill, they want to begin the movement to privatization because this administration has always believed that, you know, a lot of things are done better in the private sector. Now I want to address the last issue that you spoke about, and that is Medicare fraud. Yes, if you are watching, especially The New York Times, which you've got a plethora of reporters that are all over fraud and abuse and kickbacks, you know, those of us that are in the small medical device manufacturers know that when you get into the big contracts and you meet with the Novations [PHONETIC] and Premiers [PHONETIC], you know, no small surprise, we're not in a position to bundle, so, yeah, there's -- it's not a very level playing field out there, and we know it The use of fraud and abuse in the medical device and in the pharmaceutical I think is a deplorable act and should be shut down at every turn. That's where I'm coming from
Question:	Does that affect doctors doing our radical surgery or radiation because they have multiple visits versus your procedure which is more effective, but you don't have the repeat customer base? Is that something that you think is maybe affecting doctors' decisions?

Christine Jacobs:	Well, I have always contended that the surgical solution an even external beam, the Medicare system is set up to promote its use because those codes are there, they are well documented. Everybody's used to them. The hospital is used to them. You know, it's easy to put down that radical prostatectomy code or that external beam code and those 44 visits in. I think that's a barrier of acceptance for brachy that's going to be there for a while. But we know how to get around it. That's why this direct to consumer campaign. Because if you can tell a patient, look, you can have the radical prostatectomy, you can have the external beam, or you can have this 45 minute outpatient procedure that's got equal cure rates, and, oh, by the way, if you use this theraseed, you're going to have, perhaps, fewer side effects, but certainly they're going to be of shorter duration, and we've got the proof of it, that's -- and, you know, this is what's kind of neat for us is this data is just now coming out. It's just now being disseminated by our specialist. They're speaking the language. And, you know, now you're seeing how the full circle comes around. But you're absolutely correct. Those are barriers to acceptance for brachy. I think they're -- probably, you know, we'll all be dead and gone, and that stuff is still going to be out there.

Question:	Well, I only raise the issue because it seems your procedure is less costly, yet the government still supports the old procedures, and then the doctor's final decision may be for his profitability and not the patients.

Christine Jacobs:	I totally agree with you. And, you know, one of the documents that we generated -- and, Tracy, I'm going to ask you to jump in if you're still on, which I think you are, I'd like you to jump in about the cost savings because I think it would be interesting to hear what we've found.

Tracy Culver	We commissioned a third party group to conduct a study looking at a cost for brachytherapy versus radical prostatectomy nationwide using Medicare's own data, the point being to show our own government that, in fact, brachytherapy saves the government money. And what that study showed was that in direct cost alone, if just one in eight men shows brachytherapy over radical prostatectomy, we could save our government almost $46 million annually, and that again is direct cost alone. You add in the indirect cost to that, and it jumps up into the range of around $90 some million dollars. So your point is well taken, Preston. We absolutely -- this procedure saves the government money, and we are hopeful that when the House and Senate go into debate they will keep that in mind when they're looking at our particular provision.

Question:	Regarding reimbursement, Tracy, I think what you were saying is that the bill would be passed no sooner than early November. What would be the timing for the reimbursement changing or to your Medicare actually implementing a change?

Tracy Culver:	The time frame, you're correct. What I stated was that if all things went well, the indications are the Medicare bill would get passed probably late November. What the House provision bill says is that CMS would be instructed to put a new payment system in place beginning January 1, 2004.

Question:	And the Senate says the same, or it hasn't --

Tracy Culver:	The Senate bill does have the same time line, but it's important to understand that the language in the Senate bill is placeholder language, so the system that would go into place would be a little different than under what would happen in the House bill. But the time frame for both is January 1, 2004.

Question:	Yeah, I stumbled into you. I was wandering in the desert one day, and there you were. Reimbursement question for Tracy. You've done a really good job I think in dealing with some of the reimbursement questions and providing an update on information. I wanted to check not only -- and maybe I'm a little confused because, as we all know, reimbursement is a nightmare of complexity, I wanted to check about the physician payment. It's my understanding that the physician payment, the direct physician payment, what we call the CPT code for brachytherapy is not very favorable relative to, let's just say, cryoablation, which I understand is reimbursed at a much higher rate. A, is that accurate? B, can you provide some magnitude of what those numbers are if I'm correct? And, C, is that something you're working on with the AMA and the AUA to try to see about getting some change? And what does it mean to the business, Chris? Maybe you can talk about that in terms of the business impact.

Tracy Culver:	Let me speak first to the issue of do I know relative to cryoablation whether physician fees in the brachytherapy arena are better than, worse than, or equal to. The short answer is I don't know. I can tell you this. The physician fees are a completely separate issue from what we are currently working on in the Medicare bill.
Yes, there were some changes to the physician fees this year. Actually what happened was across the board, physicians were looking at about a 6% cut. And after taking another look at that, CMS changed it and it ended up being a 1.4% bump up if my memory serves me correctly.

Christine Jacobs:	Tracy, I thought it was up there close to 1000 or just a little over 1000 at about $1100.

Tracy Culver:	So, to answer your question, I don't have the number sitting in front of me, but I can tell you that what CMS initially planned to do with physician fees was changed to be more positive than what they had initially come out with. And certainly it's an area that we keep our eye on, but it is not the focus of the current reimbursement push through the House and Senate Medicare bills.

Christine Jacobs:	And, my recollection is that the physician reimbursement fee for cryo is about 1300. That's a> recollection. I don't want to have to file an 8-K.

Question:	600 or 700, Chris, is that about right?

Christine Jacobs:	I thought it was a little higher than that as a result of the bump. But again, I can't confirm my recollection at all. I thought it was closer to 1000, but maybe not.

Question:	I guess what I'm really driving to is a very practical question for you which is, we know that physicians want to always practice good medicine, but we know also that where there are choices sometimes some of them opt for what pays them better in terms of their time. And I'm just wondering if brachytherapy is at somewhat of a disadvantage, vis avis, let's say cryo where they're getting several hundred dollars more and may choose cryo, even though cryo doesn't have the longer term data that brachy has, etc., etc. Is that a practical problem in the marketplace, Chris?

Christine Jacobs:	It has always been an issue, and it's always been a barrier to entry where brachytherapy is concerned. And, you know, I want to go to the AMA and to the AUA and the ACR and folks like that and say, let's look at this in the big picture. You know, brachytherapy as an industry where it relates to prostate cancer is very much the little engine that could. And you're never going to get full blown support. It's been so great about what's happened this year with the Coalition for Brachytherapy and what Theragenics has done taking the lead on legislating because I -- because without tending this thing, I think the barriers would be substantive. Now on cryo, what's interesting is, you know, being as old as I am, I mean, this is the fourth time we've had a cryo company come forward. And they like to say that they are a front line treatment and they positive reimbursement for it. But, you know, when you've got a 400 cc ice ball [PHONETIC], and then morbidity associated with this procedure is very high, the word gets out very quick. And, you know, I think It remains to be seen. But we've been under threat from cryo before. I'm not going to take it lightly. They did get some reimbursement help. But, you know, that reimbursement help they got was like two years ago. A lot of these companies, one in particular, you know, they routinely go down in a ball of flames. Well, in a cryo company I know that was a bad joke. And I'd say you're very astute. I appreciate it. And it remains one of the things -- it's one of the things that Theragenics is so focused on because I think if you protect the flow of money for physicians, you invest in their practices, and you fill their waiting rooms, like I said on my call, I think it means more than the cheapest seat on the block.

Question:	I absolutely agree with you, by the way. I think practice management and helping doctors to bring patients in and do more business is a brilliant strategy. And I think it's the absolute right way to go.

Christian Jacobs:	Well, thanks. And I think this reimbursement is going to be absolutely pivotal because it's protecting the flow of money to them.

Question:	I came in just a tad late, Chris, and I don't know whether you have a minute to just review or illuminate us more, but with the sales decline, you've said it's not pricing, that your prices are holding steady, I'm just concerned if there's any competitive issues. Are you losing share? For example, you know, in talking to some of the folks in urology community of recent times, I'm hearing that IMRT, which I don't think stands up to brachy in many respects, is really coming on very strong in the prostate cancer treatment community. And I'm wondering if there's competitive issues that perhaps are undermining your efforts to grow the top line. And I'm talking competitive of competitive therapy, not so much head to head, seed to seed, but IMRT or cryo or some other therapy that's hurting the growth of the top line growth.

Christine Jacobs:	The answer is yes, I believe all of them are threats. I believe that brachytherapy has not sufficiently been tended. That's why I'm back in and I'm back in with a vengeance. I believe that if you don't tend this marketplace and tend to the consumers, it will go fallow. It will go away. IMRT, I understand it's doing great, but it's still a form of external beam, it's still got the same disadvantages. You still can't get, I don't think, more than 7000, 8000 rads without getting into complications. And I still think a 45 minute, one time treatment for cure is a big deal. Maybe the only one that cares is the patient, and that's who we have to get to. That's my feeling.

Question:	Can you comment a little bit about cap ex for the year, specifically about I seed, what you're going to spend on that?

James MacLennan:	Our expectation for cap ex for the year is it continues to be between $3 million and $5 million. That's base level cap ex. We have never disclosed, nor do we plan to, the amount that we paid for the BEBIG acquisition. However, what we can and will talk about is the fact that we have made progress payments on that project. In fact, this quarter we paid $1 million in progress payments predicated on the state of readiness of the equipment over in Berlin. We paid a little over $1 million on signature, we paid $1 million in this past quarter, and would expect to make the next payment some time actually within the next three months. And that too will be about $1 million. So we continue to make payments. I'll tell you that the total amount for that acquisition is less than $10 million.

Question:	So $1 million in signature, $1 million in Q2, and $1 million in --

James MacLennan:	In Q3. That's what we know at this point.

Question	You've done a nice job talking about the market, but I guess maybe you could elaborate a little bit more about the whole prostate cancer or brachytherapy market. quarter, are you losing market share to other seeds or othe total market is down for the year?

James MacLennan:	It's one of those situations, Bob, that it's very difficult to tell. What's happening is both we and several of our competitors are bundling together various different products which are brachytherapy related products such as sterilization, such as threaded seeds, and those revenues can make a substantial difference to the first seed unit price. So while we can see the brachytherapy division revenues of some of our competitors, we don't have the intelligence to break that apart into units. So we continue to -- obviously we do everything we can to analyze the numbers that are public information, but it's not all public information.

Christine Jacobs:	I've mentioned in the conference call that I've been out in the field, and it's just crazy. The physicians, though, will say, you know, well, nobody was here in April. And then you talk to another doctor, and he said, you know, I didn't have anybody here in May. And then you read The Wall Street Journal, and it says, you know, HCA says that admissions are down and drugs are down. You know, I just think it is just a wholly disruptive market. Nobody can speak with absolute certainty. And I just think the more we're out there, the more we're going to fully understand. I mean, our distributors are caught up in it as well. And, you know, you ask -- somebody asked about the relationship with them, and they're good relationships. These two that we have are companies that have been committed and have the staying force, and they're well backed distributors. And I'm very pleased with - I'm very pleased with the two that we have. And they're facing the same issues. It's just very disruptive. It's not predictable right now. We'll tell you as we go what we know. But, you know, whether it's -- I cannot put a probability to any one of the factors that James gave you today. Just can't do it.

Question:	Two questions and a comment. One, a question on the PSP information. That sounded like a similar type contract or research that was being done a couple of years ago. Is this different? Is this something other than what was being done?

Christine Jacobs:	Yes. Well, the purpose as a fuel rod life extender for nuclear power is identical. But the rare earth isotopes are not. And so we're doing something different. The purpose is the same. These nuclear fuel companies and industry players in this industry are constantly looking at what could they do to add life to a fuel rod for all of the California obvious reasons. Okay? And some of these, especially these two that we're doing right now, are falling into the sweet spot of what this PSP ought to be able to do. Now what Patel and Oak Ridge do with it afterwards, we're just kind of making it for them. But I'll tell you, if I didn't think it was particularly lucrative, I would have turned them down. In fact, we have turned down small esoteric research programs. I am not a research pit up there. I'm looking for revenue streams.

Question:	Well, you mentioned you were looking for the home run. Is that potentially there? Is that why you've agreed to this?

Christine Jacobs:	It's potentially there, and they were willing to pay to find out. And, yeah, it is. Is it the only one? No.

James MacLennan:	I would add just one just briefly to that. The customer in this case is different than the last And the isotope is different, as Chris implied.

Question:	Question two -- and I appreciate that information. Question two -- you may have stated this earlier. I got on the phone call a little bit late. The release said that we lost two distributors. Was that -- did they take on competitive products, or did they get out of the business, or did -- what was the issue there?

James MacLennan:	The issue was that they were acquired by a third of our distributors.
Question:	They were acquired by a third of our distributors?
James MacLennan:	They were acquired by other distributors. They did not take on competitive products.

Question:	So then the issue was that business would fall into another distributor. So the decline in revenue is not necessarily because of that?

James MacLennan:	It's very hard to say. You know, after an acquisition is made, as you well know, there is a significant integration process. And all kinds of things can happen or not happen or go well or go wrong through that process. We don't know.

Christine Jacobs:	You know, one would hope that it's accretive and all things stay the same, but I think that's a pipe dream to think in this disruptive market, --

Question:	Chris, I've been around almost since day one, and I appreciate the fact that you're back in the field because I remember when you were in the field we did real well. So I'm glad to hear you're doing some of that. That's a positive to me.

Christine Jacobs:	I'll tell you, when I walk in, these physicians are like, you know, oh, I was going to give you ten minutes. Well, the next thing you know, I'm in there an hour, so -- thank you very much. I'm having a ball.
Question:	Just a follow up to the previous caller's question on the PSP contract, how did that win come about?

Christine Jacobs:	They sought us out. I think this has to do with our proximity. Our relationship with the laboratories is just really still close. We still hire laboratory people to come in and help us out occasionally as outside contractors. So the lab knows full well what we've got going. I think the energy crisis of '02 and the California situation prompted a very fresh, fast look at programs. They came to us. And so for this one, I think they kind of like walked across the street and said, you know, this is what we need. I don't have anything to report about the Washington DC group, but they are extremely engaged, and we've had a lot of meetings. I can't report on any at this particular point, but we're very much out there with that outside group. And frankly, I'm happy they're where they are. They know their stuff.
Question:	Now is the lab structure such that there's only the ability to have one feasibility study underway, or are there other kind of contracts that you can, you know, still kind of look at as UT-Battelle is underway?

Christine Jacobs:	What we do is like in the case of this feasibility, we'll dedicate it, but it won't be dedicated fo long. One of the criterion when we're looking for this kind of deal is to not tie this thing up for more than a month or two to see what its capabilities are or see how it runs, what specifications. The reason being, I want to keep it open. And again, I want to reiterate what I said earlier. It's not a research piece of equipment. There are a lot of people that want to play on this piece of equipment. And one of the things we're doing now besides sort of unearthing these opportunities is also being a discerning shopper because it's not a toy that I let the researchers play with. This thing, it's about return.
Question:	Now switching gears back to the direct sales, how many people do you have out in the field?
Chrintine Jacobs:	Five.
Question:	Is that a number you think is going to be constant through the remainder of the year?

James MacLennan:	For the time being that's what we're doing. We certainly reserve the right to tweak that at some point in the future, but we're not planning on it right now.
Question:	Now consolidation in the industry, what stage do you think it's at if it's a nine inning baseball game?
James MacLennan:	Great question.
Christine Jacobs:	Okay. That and a lottery ticket?

James MacLennan:	If I had to take a guess, and this would be nothing other than a guess, there would still be several transactions that will happen in the next, let's say, 12 months or 18 months. And please don't ask me for a number because I'm not allowed to give guesses.
Christine Jacobs:	I don't think it's over. I don't know what's going to happen or who's in discussion with who. I just, you know, -- like I said, in the press release and during this conference call, I am absolutely resolved to what needs to happen on a go forward basis here, and so our blinders are on. I think there's some people that are not well funded. There are companies that haven't made profits. There are companies that are losing profits, and I don't think it's over. It could be another two or three years. But, you know, just like I said, I want to reiterate it because I felt very strongly when I made this statement, there are no clear winners and losers right now.
Question:	One topic that hasn't gotten much air time today, just given all the balls in the air, which are good balls in the air to discuss on the call, is the TheraSource clinical trial.

Question:	Now how many total patients are in trials right now?
James MacLennan:	You're referring to Thera-P.
Question:	Yes.
James MacLennan:	Right now there are 9 patients enrolled. And the objective or where we will be is 30.
Question:	And what's the time line when you want to have 30 in?
James MacLennan:	Well, as soon as we can.
Christine Jacobs:	Well, as soon as we can.
Christine Jacobs:	I would have had it yesterday, but it's not going that way.
Question:	What's the stumbling block?
Christine Jacobs:	Enrollment.
James MacLennan:	We're using two hospitals today. We're probably increasing that to three, possibly increasing that to three in the near future.
Christine Jacobs:	And you know I'm happy to say it's enrollment. I mean, that is a complicated source. It's a --
James MacLennan:	And that the patients so far have all done very well.
Christine Jacobs:	And no events, nothing to report. It's just that enrollment is slow. And I think if we did anything, it's just, you know, get more hospitals involved.
Christine Jacobs:	And the nice thing here is whether it is anecdotal or by word of mouth or whatever, we are not having trouble having people come through the door saying, we want to be another trial site. And that's pretty good stuff for us right now. But I want to reiterate, it's not the end game. Remember, I'm very interested in vascular disease as a whole. And the femoral popliteal area is not the end game for us in vascular disease. I'm looking for body sites, applications, and areas where we can use this palladium isotope that we really know well and go into areas and disease states where people can't follow. And I think that's important to understand. And give us the benefit to not locking us in to femoral popliteal areas. But this data that we're going to amass is going to be really critical in helping us go to an area of the human body with palladium 103 where nobody else can follow. And that's what we're after.

Question:	One, James, you brought up the fact that there were three major medical meetings in the second quarter. Do you know how that relates to either the prior quarter in the first quarter or the year ago quarter as far as how many meetings, or is it the same, different, more or less?
James MacLennan:	I'm going to have to get back to you on that. I don't know. I'm guessing that at least one of those meetings was in the second quarter of 2002. I would need to get back to you on that. And it also depends. I mean, everybody knows that we've got, you know, two or three major holidays and passover and some of these other things. But it seemed like there were some brachytherapy meetings, and it just seemed like all of a sudden it was week after week after week we were out there. And when we started to add them up, it was 6 out of 13 that something was going on.
Christine Jacobs:	I think sometimes these meetings are in cities where everybody wants to go, and sometimes they're in cities where nobody goes. And that's a factor that I can't quantify. Let me give you an example. When the AUA is East of the Mississippi, they get a different population and perhaps a different number than when they go to San Diego. And it depends on where they go and what time of the year they go whether or not these guys -- for instance, the ABS was in New York. That was a first. And I've been to the ABS when 30 people showed up, and there were over 300 this year. So, you know, yes, the calendar question is a good one, but it's where, when, and how.
Question:	I guess when you see a consolidation as, you know, Bard buying other distributors, I mean, my guess is there's potential for them to do some inventory destocking. Or is that not the case because there's only an amount of time they can hold the inventory? I mean, that wouldn't be a reason, if they were destocking, --
James MacLennan:	It's hard for me to imagine how it could be because, remember, the half life of our product is less than three weeks.

Christine Jacobs:	I don't know what's happening and can't speak for them on the iodine side but, I mean, ours is like a dairy product, there's no inventory out there.
Question:	As far as the business model, as you move more towards the direct model, all else being equal, should we start to see gross margins increase and SG&A as a percentage now both increase? I know this quarter was kind of an anomaly because the sales were down, so the gross margins were down. But all else being equal, should we see that phenomenon?
James MacLennan:	All else being equal, yes.
Question:	And then lastly on the PSP, I'm not sure if I got the right indication here. The new agreement, UT-Batelle, is this just a trial for like a month you said, and then they kick in with a full contract?
James MacLennan:	It's a feasibility study. I don't know exactly how long it will take. I think it's actually a little less than a month, but --
Christine Jacobs:	No. I think it's going to be a couple of months.

James MacLennan:	-- a couple of months. But it's a feasibility study. This is to test whether the big contract that could materialize depending on the results of the feasibility study. This is to set that up.
Question:	So should we hear something I guess by the end of the current quarter whether or not -- would you make an announcement?
James MacLennan:	You mean if we signed a big contract? Absolutely we'd make an announcement.
Christine Jacobs:	But I don't want to set up an expectation that I personally don't have for it. I mean, it's one of these where I'm after how much of this particular isotope, and what specs were run, what did it cost us, how much did we produce, and what was the yield off this thing? Then when you turn it over to them, they have to go and see what kind of an impact they've got on the life extension of a fuel rod. So I can't control what UT-Patel's time frame is. I just will know internally whether it was a success or not, not whether or not we're going to be able to redo the energy grid in California. I'm not going to have that answer for you, and I want to make that clear. But I also have to say that that outside firm and our business development people here at Theragenics are in additional discussions. And what I would like to see happen is we come up with a couple of others. While Patel is doing its thing, we roll another one in here, and we try that out. We go into -- what are some of the other ones, James, that we've talked about publicly?
James MacLennan:	NASA?
Christine Jacobs:	I mean, NASA came to us and asked us for something. And what I'd like to do is turn around and say, okay, NASA, you know, I've got a couple of months, you can go ahead and have this material. So it's a process, and I don't want to set up an expectation that I'll have a home run for you in three months.

Question:	No. That's very helpful. I appreciate that. And then the Homeland Security I guess is another area. Can you talk on that?
Christine Jacobs:	Oh, yeah. All over it. And I don't have anything to report, and when I do, you'll hear from me.
James MacLennan:	And that's one of those ones that is being worked by the consulting group that was asked about earlier on.
Christine Jacobs:	And that's the beauty of those guys because they live and breath Washington, and that's where they're from.
Question:	Just one last question from me, and that is on the competitive landscape, you are surely aware that there's a new company called Oncura [PHONETIC] that's the Amersham joint venture. Any thoughts or any observations about how that will be in terms of a competitive force in the cancer therapy markets because they'll be selling, as you know, cryo and brachy, which is a very interesting combination. Just wondering if you have any thoughts on that.
Christine Jacobs:	Well, I guess I'm sad to see Amersham go. You know, I worked for them. I don't know if you knew that or not. And for them to come out of it all together, yeah, I was there, 84 to 87. And they got into the brachytherapy business with I125 I think about the '91 time frame. And, you know, they've been an honorably presence in the brachytherapy field. And I am never going to say anything to disparage them. They've done a good job. They were one of the first ones that understood that when J&J left that Theraseed was out there and they wanted it and they -- I don't know. They've just been -- they've been a great company, so I'm a little sorry to see them go. What happens on the going forward basis in [UNINTELLIGIBLE] Medical, I don't know anything about this group. All that I know, Larry is what you need. I'm going to be running into him in the field. I think there is some confusion when you've got a brachytherapy business. And, you know, Amersham has always had its core values in the area of radiation oncology. And the radiation oncologists are not likely to embrace cryotherapy. So that's my only disconnect on that one. I don't know how it's going to work. Like any good competitor, I guess going forward, you know, you know, I'm after the brachy solution. I have no need for cryo.
Question:	Their best and finest basis has always been radiation oncology. But they're not going to buy a cryo machine. So, you know, I don't know. And frankly I'll miss Amersham because, you know, I've known a lot of those people, and it's been a good company.
James MacLennan:	But, of course, they're selling our Theraseed product, as mentioned earlier, and that is one of our distributors.
Operator	This concludes today's conference. Thank you for your participation. You may now disconnect.

[END OF CALL]